Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock Incentive Plan, as amended and the 2020 Stock Incentive Plan of Amarin Corporation plc of our reports dated February 25, 2020, with respect to the consolidated financial statements of Amarin Corporation plc and the effectiveness of internal control over financial reporting of Amarin Corporation plc included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
August 4, 2020